Amendment #8

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE April 30, 2000

Between

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

MUNICH AMERICAN REASSURANCE COMPANY

(THE REINSURER)

The parties hereby agree to the following:

•	Section 19, POLICY CHANGES, shall be replaced by the following:

POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in PRUCO's next report as stated in Section 15.

b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer automatically reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

If a request for an increase in a reinsured policy is granted without the insured meeting THE COMPANY’s underwriting requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative obligatory reinsurance or facultative reinsurance on the increase layer as stated in Section 8 and Section 9, respectively. When this happens, it is the intent of THE COMPANY to continue to automatically reinsure the base policy and any other layers previously automatically reinsured, and to apply for facultative reinsurance with THE REINSURER and other reinsurers for the increase layer.

If a reinsured policy is increased as a result of a conversion from term insurance and the increase is granted without the insured meeting THE COMPANY’s underwriting requirements, then reinsurance will cease as of the effective date of the change.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

Y-UL/VULII-2000-MARC-PLNJ-8

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then THE COMPANY will recapture in full the coverage reinsured under this Agreement, and the reinsurance will cease with respect to the policy as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.

DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed so that the face amount of insurance is either increased or decreased, then the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change.

f.

REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

2.	SCHEDULE A, Section 1, PLANS REINSURED, shall be replaced by the following:

PLANS REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Universal (UL) – Form Number UL-2000 and all state variations
•	PruLife Custom Premier (VUL II) – Form Number VUL-2000 and all state variations
•	PruLife Custom Premier II (VUL 2004) – Form Number VUL-2004 and all state variations
•	PruLife Advisor Select 2002 (Pro Funds) – Form Number VULPAS 2002 and all state variations
•	PruLife Custom Premier II (VUL 2005) – Form Number VUL-2005 and all state variations
•	Target Term Rider (TTR) ) (currently available on VUL 2004, VUL 2005, and ProFunds policies)

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.	SCHEDULE A, Section 9, RESERVES FOR REINSURANCE, shall be replaced by the following:

RESERVES FOR REINSURANCE:

The statutory reinsurance reserve is the one year term reserve on the portion of each policy reinsured by THE REINSURER. This reserve will be the amount held by THE COMPANY and will be at least as great as the minimum requirements specified in the standard valuation law for the applicable year of issue.

3.	SCHEDULE B, Section 2, SUBSTANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

Y-UL/VULII-2000-MARC-PLNJ-8

Substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for a specified period of years:

•	UL, VUL II, VUL 2004 and ProFunds policies - 20 years
•	VUL 2005 policies - 30 years

After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

Note that this is the total premium per $1,000, including both the base and substandard premium.

The factors are as follows:

Rating Class	Factor
A	1.40
B	1.65
C	1.90
D	2.25
E	2.75
F	3.25
G	3.75
H	4.50

Y-UL/VULII-2000-MARC-PLNJ-8

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of October 17, 2005.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	MUNICH AMERICAN REASSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-UL/VULII-2000-MARC-PLNJ-8